Exhibit 99.1

ONEOK TO REPURCHASE SOME PREFERRED SHARES
HELD BY WESTAR AND TO EXCHANGE REMAINING PREFERRED SHARES

ONEOK, Inc. (NYSE:OKE) announced today that it has entered into an agreement with Westar Energy, Inc. (NYSE:WR) and its wholly owned subsidiary, Westar Industries, Inc., to repurchase a portion of the shares of ONEOK’s Series A Convertible Preferred Stock held by Westar at the prevailing market price, less certain costs and to exchange Westar’s remaining shares of Series A Convertible Preferred Stock for new shares of ONEOK’s Series D Convertible Preferred Stock. The repurchase and related transactions are subject to approval by the Kansas Corporation Commission and other conditions, including the receipt by ONEOK of the proceeds from future equity or other financing transactions.

David Kyle, ONEOK’s chairman, president and chief executive officer, said, “This agreement removes the uncertainty regarding Westar’s ownership position in ONEOK. It represents the positive efforts on the part of the new leadership team at Westar and in particular their President and Chief Executive Officer, Jim Haines. Together we have crafted an agreement that creates a win-win situation that addresses our needs and theirs. We believe that this transaction will ultimately have the effect of increasing our market capitalization and eliminating the use of an accounting pronouncement (EITF Topic No. D-95) that has impacted our earnings calculation resulting in a lower reported earnings per share.

“This action along with our recent acquisition of the Texas Gas Service Company, the third largest gas distribution company in Texas, and the divestitures of natural gas midstream assets and reserves allows us to move with greater confidence into 2003.”

ONEOK has agreed to file a shelf registration statement, following completion of the repurchase and the exchange, to register for resale all the Series D Convertible Preferred shares held by Westar and 4.7 million shares of ONEOK common currently held by Westar. The timing of sales of the Westar stock will be governed by a new Registration Rights Agreement entered into between ONEOK and Westar.

The Series D Convertible Preferred Stock will have substantially the same terms as the Series A Convertible Preferred Stock, except that:

•	The Series D Convertible Preferred Stock will have a fixed quarterly cash dividend of 23.125 cents per share, as declared by ONEOK’s board of directors;

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The Series D Convertible Preferred Stock will be redeemable by ONEOK at any time after August 1, 2006, (subject to possible extension for 90 days) in the event that the closing price of ONEOK Common Stock exceeds $25 for 30 consecutive trading days; the per share redemption price will be $20;

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Each share of Series D Convertible Preferred Stock will be convertible into one share of ONEOK common stock, subject to adjustment for stock splits, stock dividends, reverse stock splits or any transaction with comparable effects; and

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Westar Industries may not convert any shares of Series D Convertible Preferred Stock held by it unless the annual per share dividend for the ONEOK common stock for the previous year is greater than 92.5 cents per share and such conversion would not subject ONEOK to the Public Utility Holding Company Act of 1935.

ONEOK and Westar Energy have also agreed to amend the terms of their existing Shareholder Agreement and Registration Rights Agreement. The new agreements will not be effective until the repurchase and the exchange are completed. Under the new agreements:

•	Westar will be prohibited from acquiring any additional securities of ONEOK.

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Westar may make private sales of shares as long as each sale involves less than five percent of ONEOK’s outstanding common shares (assuming conversion of the Series D Preferred Stock to be sold) and is made to an owner of less than five percent of ONEOK’s outstanding common shares. Westar may make public sales in any broad underwritten offering under the shelf registration statement.

•	Westar will have the right to designate one ONEOK board member.

•	Westar will not be obligated to sell into stock repurchases by ONEOK.

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The new Shareholder Agreement will terminate if Westar’s, or any affiliate’s beneficial ownership falls below 10 percent of ONEOK’s outstanding common shares (assuming conversion of the Series D Convertible Preferred into ONEOK common).

•	The top-up rights, dilutive issuance rights and buy/sell option provided for in the previous Shareholder Agreement are eliminated in the new agreement.

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in 28 states. The company is the largest natural gas distributor in Kansas and Oklahoma and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving 1.9 million customers. ONEOK is a Fortune 500 company.

Statements contained in this release related to future financings, the company’s increased capitalization, the impact of accounting issues affecting the company’s earnings and other statements made above that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For more information about ONEOK, Inc. visit the website: www.oneok.com.